UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2010 (June 14, 2010)

GREIF, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-00566	31-4388903
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

425 Winter Road, Delaware, Ohio	43015
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (740) 549-6000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

On June 14, 2010, Greif, Inc. (the “Company”) and its indirect subsidiary Greif International Holding Supra C.V., a Netherlands limited partnership (“Greif Supra”), entered into a Formation Agreement with Dabbagh Group Holding Company Limited, a Saudi Arabia corporation (“Dabbagh”), and National Scientific Company Limited, a Saudi Arabia limited liability company and a subsidiary of Dabbagh (“NSC”). Since 2007, the Company (through its indirect subsidiary Greif International Holding B.V.) and Dabbagh (through its affiliate Petromin Corporation), have been participating in a joint venture known as Greif Saudi Arabia Ltd., a Saudi Arabia limited liability company.

The Formation Agreement provides for the establishment of a joint venture between Greif Supra and NSC to engage in the polywoven industrial packaging business and to build and operate a polywoven fabric manufacturing facility in Saudi Arabia and possibly other countries. Greif Supra and NSC will have equal economic interests in the joint venture in all respects, notwithstanding the actual ownership interests in the various legal entities. Greif Supra will provide the management for the operation of the business of the joint venture.

The closing of the transaction contemplated by the Formation Agreement is to take place five business days after the conditions set forth therein are fulfilled or waived by the parties. These conditions include the accuracy of representations and warranties of the parties, the performance by the parties of their respective obligations, and the receipt of all necessary governmental and regulatory approvals. If the closing has not occurred within 180 days from the date of the Formation Agreement, either party may terminate the Formation Agreement.

The Formation Agreement requires each of Greif Supra and NSC to commit to provide $150,000,000 of equity capital, a portion of which has already been used by Greif to acquire Storsack Holding GmbH and its subsidiaries. In addition, under the Formation Agreement, each of Greif Supra and NSC are required to provide an additional $150,000,000 of loans or other credit support if and to the extent required by the joint venture businesses.

The full text of the Company’s press release announcing the formation of the joint venture is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Section 8 – Other Events

Item 8.01. Other Events.

On June 15, 2010, the Company’s senior management made a presentation to investors concerning the Company’s strategy for its Flexible Products and Services business, which will include Storsack Holding GmbH and its subsidiaries. During that presentation, representatives of the Company disclosed that the Company has signed an agreement to acquire the outstanding share capital of two other companies that engage in the polywoven industrial packaging business: Sunjüt Suni Jüt Sanayi ve Ticaret Anonim Sirketi (“Sunjut”); and Ligtermoet B.V. (“Ligtermoet”). Sujut has manufacturing operations in China and Turkey and Ligtermoet is a distributor headquartered in the Netherlands.

The Sunjut transaction is subject to receipt of all necessary governmental and regulatory approvals and customary closing conditions and is expected to close during the Company’s third quarter of 2010. The Ligtermoet transaction closed on June 14, 2010. The aggregate purchase price for the acquisitions of Sunjut and Ligtermoet will be less than $100 million.

The slides from this presentation are attached as Exhibit 99.2 to this Current Report on Form 8-K.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press release issued by Greif, Inc. on June 14, 2010.
99.2	Slides from presentation to investors held by senior management of Greif, Inc. on June 15, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREIF, INC.

Date: June 17, 2010	By	/s/ Donald S. Huml
Donald S. Huml, Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by Greif, Inc. on June 14, 2010.
99.2	Slides from presentation to investors held by senior management of Greif, Inc. on June 15, 2010.